UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 06, 2009 (Date of earliest event reported)
Natural Health Trends Corp. (Exact name of registrant as specified in its charter)

TX (State or other jurisdiction of incorporation)	0-26272 (Commission File Number)	59-2705336 (IRS Employer Identification Number)

2050 Diplomat Drive (Address of principal executive offices)		75234 (Zip Code)
(972) 241-4080 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 2, 2009, the Company received a letter from the staff of The Nasdaq Stock Market advising the Company that it will be delisted from the Nasdaq Capital Market because it no longer complies with Listing Rule 5550(b), which requires the Company to have a minimum of $2.5 million in stockholders' equity or $35.0 million market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

After considering a number of factors, including the expenditure of resources necessary to regain compliance with Nasdaq's Listing Rule within Nasdaq's timeframe and then maintaining its Nasdaq listing, the Company has decided not to appeal Nasdaq's delisting determination or undertake expensive or dilutive attempts to regain compliance with Nasdaq's minimum equity rule.

As a result, trading of the Company's common stock will be suspended on the Nasdaq Capital Market at the opening of business on November 11, 2009, and a Form will be filed with the Securities and Exchange Commission (the "SEC"), which will remove the Company's securities from listing and registration on The Nasdaq Capital Market. The Company expects that its common stock will continue to be quoted on the Pink Sheets, a centralized electronic quotation service run by Pink OTC Markets Inc. for over-the-counter securities.

The Company intends to continue filing current, quarterly and annual reports with the Securities and Exchange Commission. It believes it qualifies for listing on the OTCQX, which is the premier tier of the over-the-counter market run by Pink OTC Markets, Inc. The Company is presently evaluating a listing on the OTCQX, and until a listing application is filed and accepted, the Company's common stock will be quoted on the Pink Sheets Current Information Tier under the ticker symbol "BHIP."

Item 9.01. Financial Statements and Exhibits

Press Release of the Company dated Nobember 6, 2009

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Natural Health Trends Corp. dated November 06, 2009

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 06, 2009	NATURAL HEALTH TRENDS CORP. By: /s/ Gary C. Wallace Gary C. Wallace General Counsel

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Natural Health Trends Corp. dated November 06, 2009